Exhibit 4.4

SECOND AMENDED AND RESTATED WARRANT AGREEMENT

THIS SECOND AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”) is made as of the          day of November, 2007 between Heckmann Corporation, a Delaware corporation, with offices at 75080 Frank Sinatra Dr., Palm Desert, California 92211 (the “Company”), and American Stock Transfer & Trust Company, with offices at 59 Maiden Lane, New York, New York 10038 (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent have previously entered into that certain Warrant Agreement dated as of June 21, 2007, which was amended and restated in its entirety by that certain Amended and Restated Warrant Agreement dated as of October 3, 2007 between the Company and the Warrant Agent (the “Amended and Restated Agreement”), and the Company and the Warrant Agent now desire to amend and restate the Amended and Restated Agreement in its entirety;

WHEREAS, in connection with the Company’s formation, the Company issued 14,375,000 units (as adjusted to give effect to a 1 for 1.25 reverse stock split of the Company’s outstanding common stock prior to the consummation of the Public Offering (as defined below)) (the “Initial Units”) of the Company, each unit consisting of one share of common stock of the Company, par value $0.001 per share (the “Common Stock”), and one warrant exercisable for one share of Common Stock, with each warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $6.00 (the “Initial Warrants”), subject to adjustment as described herein;

WHEREAS, the Company is engaged in a public offering (the “Public Offering”) of units of the Company, each unit consisting of one share of Common Stock and one warrant exercisable for one share of Common Stock, and in connection therewith, has determined to issue and deliver up to 50,000,000 units plus up to an additional 7,500,000 units if the underwriters exercise in full their over-allotment option (the “Public Units” and, together with the Initial Units, the “Units”) to the public investors for $8.00 per unit, with each warrant evidencing the right of the holder thereof to purchase one share of Common Stock for $6.00 (the “Public Warrants”), subject to adjustment as described herein;

WHEREAS, concurrently with the Public Offering, the Company intends to engage in a private offering of 7,000,000 warrants to the “Private Investors” listed on Exhibit A hereto (the “Sponsors’ Warrants”, and together with the Initial Warrants, the “Private Warrants”, with the Private Warrants and the Public Warrants together being the “Warrants”), each evidencing the right of the holder thereof to purchase one share of Common Stock for $6.00, subject to adjustment as described herein;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-144056 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Act”) of, among other securities, the Public Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, call, exercise and cancellation of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1. Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Warrant attached as Exhibit B hereto, the provisions of which are incorporated herein, and shall be signed by, or bear the facsimile signature of, the President and Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2. Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3. Registration.

2.3.1. Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4. Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 5th day after the earlier to occur of the expiration of the underwriters’ over-allotment option or its exercise in full, but in no event will separate trading of the securities comprising the Units be allowed until the Company files a Current Report on Form 8-K (the “Initial 8-K”) with the SEC which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the

Public Offering, and an additional Current Report on Form 8-K including the proceeds received by the Company from the exercise of the Underwriter’s over-allotment option, if the over-allotment option is exercised after the filing of the Initial 8-K.

2.5 Private Warrants. The Private Warrants shall have the same terms and be in the same form as the Public Warrants, except that (i) the Initial Warrants will become exercisable after consummation of a Business Combination (as defined below) if and when the last sale price of the Common Stock on the American Stock Exchange, or other national securities exchange on which the Common Stock may be traded, exceeds $11.50 per share for any twenty (20) trading days within a thirty (30) trading day period beginning 90 calendar days after such Business Combination; (ii) the Initial Warrants and the Sponsors’ Warrants will be non-redeemable so long as they are held by the Private Investors or their Permitted Transferees (as defined below); (iii) the Initial Warrants will not be (and the Common Stock to be issued upon exercise of such warrants will not be) transferable or salable by the Private Investors or their Permitted Transferees until one year after the consummation of a Business Combination; and (iv) the Sponsors’ Warrants will not be (and the Common Stock to be issued upon exercise of such warrants will not be) transferable or salable by the Private Investors or their Permitted Transferees until the 90th day after the consummation of a Business Combination. “Permitted Transferees” shall mean the recipient of a Private Warrant through a transfer by any of the Private Investors (i) by gift to a member of such transferor’s immediate family for estate planning purposes or to a trust, the beneficiary of which is the transferor or a member of the transferor’s immediate family, (ii) if the transferor is not a natural person, by gift to a member of the immediate family of such transferor’s controlling person for estate planning purposes or to a trust, the beneficiary of which is such transferor’s controlling person or a member of the immediate family of such transferor’s controlling person, (iii) by virtue of the laws of descent and distribution upon death of transferor, or (iv) pursuant to a qualified domestic relations order; provided, however, that such permitted transfers may be effected only upon the respective transferee’s written agreement to be bound by the same transfer restrictions as such Private Investor upon receiving such Warrants (except in the case of clause (iii), in which case the transferee will execute such agreement as soon as practicable after such transfer).

3. Terms and Exercise of Warrants.

3.1. Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $6.00 per whole share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below); provided, however, that any change in the Warrant Price must apply identically in percentage terms to all of the Warrants, and provided further that any reduction in Warrant Price must remain in effect for at least twenty (20) business days.

3.2. Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of (i) the completion of an acquisition by the Company of one or more operating businesses or assets through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination having collectively a fair market value of at least 80% of the Company’s net assets at the time of the acquisition (a “Business Combination”) and (ii) one year after the effective date of the Registration Statement; and all Warrants shall terminate at 5:00 p.m., New York City time on the earlier to occur of (i) four years after the effective date of the Registration Statement and (ii) the date fixed for calling the Warrants as provided in Section 6 of this Agreement (the “Expiration Date”); provided, however, that (i) the Warrants shall not be exercisable and the Company shall not be obligated to issue Common Stock in respect thereof unless, at the time a holder seeks to exercise the Warrants, a prospectus relating to the Common Stock issuable upon exercise of the Warrants is current and the Common Stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants and (ii) in addition to the exercise conditions set forth in this Section 3.2, the Initial Warrants may only be exercisable following the consummation of a Business Combination if and when the last sale price of the Common Stock on the American Stock Exchange, or other national securities exchange on which the Common Stock may be traded, exceeds $11.50 per share for any twenty (20) trading days within a thirty (30) trading day period beginning 90 calendar days after such Business Combination. Except with respect to the right to receive the Call Price (as set forth in Section 6 hereunder), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that any extension of the duration of the Warrants must apply equally to all of the Warrants. Should the Company wish to extend the Expiration Date of the Warrants, the Company shall provide advance notice to the American Stock Exchange, and shall, if possible, provide at least two (2) months advance notice to the American Stock Exchange, but in no event will the Company provide less than twenty (20) days advance notice of such extension to the American Stock Exchange.

3.3. Exercise of Warrants.

3.3.1. Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and, except as set forth in Section 3.4, by paying in full, in lawful money of the United States, good certified check or good bank draft payable to the order of the Company (or as otherwise agreed to by the Company), the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Common Stock and the issuance of the Common Stock.

3.3.2. Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant, and shall have no obligation to settle the Warrant exercise unless a registration statement under the Act with respect to the Common Stock is effective, subject to the Company satisfying its obligations under Section 7.4 to use its best efforts. In the event that a registration statement with respect to the Common Stock underlying a Warrant is not effective under the Act, the holder of such Warrant shall not be entitled to exercise such Warrant. Notwithstanding anything to the contrary contained in this Agreement, under no circumstances will the Company be required to net cash settle the exercise of the Warrants. Warrants may not be exercised by, and securities may not be issued to, any Registered Holder in any jurisdiction in which such exercise would be unlawful. As a result of the provisions of this Section 3.3.2, any or all of the Warrants may expire unexercised. In no event shall the Registered Holder of a Warrant be entitled to receive any monetary damages if the shares of Common Stock underlying the Warrants have not been registered by the Company pursuant to an effective registration statement or if a current prospectus is not available for delivery by the Warrant Agent; provided that the Company has fulfilled its obligation to use its best efforts to effect such registration and ensure a current prospectus is available for delivery by the Warrant Agent.

3.3.3. Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4. Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

3.4. Cashless Exercise.

3.4.1. Determination of Amount. In lieu of the payment of the Warrant Price, a Registered Holder shall have the right (but not the obligation) to convert any exercisable but unexercised Warrants into shares of Common Stock (the “Conversion Right”) as follows: upon exercise of the Conversion Right, the Company shall deliver to the holder (without payment by the holder of any of the Warrant Price in cash) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the Value (as defined below) of the Warrants being exercised by (y) the Current Market Value (as defined below). The “Value” of the Warrants being exercised shall equal the amount derived from subtracting (a) (i) the Warrant Price multiplied by (ii) the number of shares of Common Stock issuable upon exercise of the Warrants being converted from (b) (i) the Current Market Value of a share of Common Stock multiplied by (ii) the number of shares of Common Stock issuable upon exercise of the Warrants being converted. As used herein, the term “Current Market Value” per share of Common Stock at any date shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the Warrant Agent receives notice of the Registered Holder’s exercise of the Conversion Right in the principal trading market for the Common Stock as reported by any national securities exchange or quoted on the NASD OTC Bulletin Board (or its successor entity), as the case may be; provided, that if the fair market value of the Common Stock cannot be so determined, the “Current Market Value” per share shall be determined by the Board of Directors of the Company, in good faith.

3.4.2. Mechanics Of Cashless Exercise. The Conversion Right may be exercised by a Registered Holder during the Exercise Period by surrendering the Warrant with the duly executed exercise form attached thereto with the cashless exercise section completed to the Warrant Agent, exercising the Conversion Right and specifying the total number of shares of Common Stock the Registered Holder will purchase pursuant to such Conversion Right; provided that any holder that holds Warrants in a brokerage account shall follow the procedures of such holder’s broker and the Depository Trust Company in order to exercise the Conversion Right.

4. Adjustments.

4.1. Stock Dividends; Split-Ups. If after the consummation of the Public Offering, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

4.2. Aggregation of Shares. If after the consummation of the Public Offering, and subject to the provisions of Section 4.6, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3. Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4. Replacement of Securities upon Reorganization. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Sections 4.1 or 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5. Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6. No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Warrant holder.

4.7. Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8. Extraordinary Dividends. If the Company, at any time during the Exercise Period, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (w) as described in Sections 4.1, 4.2 or 4.4, (x) regular quarterly or other periodic dividends, (y) in connection with the conversion rights of the holders of Common Stock upon consummation of a Business Combination or (z) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a Business Combination (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend.

4.9. Notice of Certain Transactions. In the event that the Company shall (a) offer to holders of its Common Stock rights to subscribe for or to purchase any securities convertible into shares of Common Stock or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Common Stock to subscribe for shares of Common Stock or (c) make a tender offer, redemption offer or exchange offer with respect to the Common Stock, the Company shall send to the Warrant holders a notice of such action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Common Stock and on the number and kind of any other shares of stock and on other property, if any, and the number of shares of Common Stock and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company has taken any such action.

5. Transfer and Exchange of Warrants.

5.1. Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2. Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3. Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4. Service Charges. No service charge shall apply to any holder of Warrants for any exchange or registration of transfer of Warrants.

5.5. Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6. Call.

6.1. Call. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be called, at the option of the Company, at any time after they become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $.01 per Warrant (the “Call Price”), provided that (i) the last sale price of the Common Stock on the American Stock Exchange, or other national securities exchange on which the Common Stock may be traded, has been at least $11.50 per share (the “Trigger Price”) on each of twenty (20) trading days within any thirty (30) trading day period ending on the third business day prior to the date on which notice of the call is given (the “Measurement Period”) and (ii) the Public Warrants and the Common Stock underlying such Warrants are covered by an effective registration statement and a current prospectus from the beginning of the Measurement Period through the date fixed for the call; provided, further, that with respect to the Initial Warrants and the Sponsors’ Warrants, such call right shall not be applicable so long as such Warrants are held by any of the Private Investors or their Permitted Transferees.

6.2. Call Date; Notice of Call. In the event the Company shall elect to call all of the Warrants, the Company shall fix a date for the call, which date shall be prior to the expiration of the Warrants (the “Call Date”). Notice of the call shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the date fixed for the call to the Registered Holders of the Warrants to be called at their last addresses as they shall appear in the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date sent whether or not the Registered Holder received such notice. In the event of any adjustment to the Warrant Price or the number of shares of Common Stock issuable on exercise of each Warrant as provided in Section 4, a proportional adjustment shall be made to the Trigger Price.

6.3. Exercise after Notice of the Call. The Warrants may be exercised for cash at any time after notice of the call shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Call Date. On and after the Call Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Call Price.

6.4 Outstanding Warrants Only. The Company understands that the call rights provided for in this Section 6 apply only to outstanding Warrants. To the extent a person holds rights to purchase Warrants, such purchase rights shall not be extinguished by the call. However, once such purchase rights are exercised, the Company may call the Warrants issued upon such exercise provided that the criteria for the call set forth in Section 6.1 are met.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1. No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, receiving dividends or other distributions, exercising any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2. Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3. Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4. Registration of Common Stock. The Company agrees that, prior to the commencement of the Exercise Period, it shall file with the SEC a new registration statement, for the registration under the Act of, and it shall take such action as is necessary to qualify for sale, in those states in which the Public Warrants were initially offered by the Company, the Common Stock issuable upon exercise of the Public Warrants. In either case, the Company will use its best efforts to cause the same to become effective on or prior to the commencement of the Exercise Period and use its best efforts to maintain the effectiveness of such registration statement and ensure that a current prospectus is on file with the SEC until the expiration of the Warrants in accordance with the provisions of this Agreement; provided, however, that the Company shall not be obligated to deliver securities, and shall not have penalties for failure to deliver securities, if a registration statement is not effective or a current prospectus is not on file with the SEC at the time of exercise by the holder.

7.5. Delivery of Prospectus or Notice. Upon the exercise of any Warrant, if the Company requests, the Warrant Agent shall deliver to the Holder of such Warrant, prior to or concurrently with the delivery of the shares of Common Stock issued upon such exercise, in accordance with the Company’s request, either (i) a prospectus relating to the shares of Common Stock deliverable upon exercise of Warrants and complying in all material respects with the Act or (ii) the notice referred to in Rule 173 under the Act.

8. Concerning the Warrant Agent and Other Matters.

8.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2. Resignation, Consolidation or Merger of Warrant Agent.

8.2.1. Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant

Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of sixty (60) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and shall be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, rights, immunities, duties and obligations of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2. Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent, Credit Suisse Securities (USA) LLC (“Credit Suisse”) and the transfer agent for the Common Stock not later than the effective date of any such appointment.

8.2.3. Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement, without any further act or deed.

8.3. Fees and Expenses of Warrant Agent.

8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4. Liability of Warrant Agent.

8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2. Indemnity. The Warrant Agent shall be liable hereunder only for its own negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s negligence, willful misconduct or bad faith.

8.4.3. Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for and pay to the Company all moneys received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of Warrants.

8.6. Waiver. The Warrant Agent hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and American Stock Transfer & Trust Company, as trustee thereunder), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

9. Miscellaneous Provisions.

9.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two business days after the date of mailing, (b) if sent by national courier service, one business day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by facsimile transmission, on the second business day after such facsimile is transmitted, in each case as follows:

if to the Warrant Agent, to:

American Stock Transfer & Trust Company

59 Maiden Lane

New York, NY 10038

Attn: George Karfunkel

Fax: (718) 331-1852

if to the Company, to:

Heckmann Corporation

75080 Frank Sinatra Dr.

Palm Desert, California 92211

Attn: Richard J. Heckmann

Fax: (760) 341-3727

if to Credit Suisse, to:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010-3629

Attn: LCD-IBD

with a copy to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Attn: William H. Hinman, Esq., Louis P.A. Lehot, Esq.

Fax: (650) 251-5002

in each case with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attn: Gregg A. Noel, Esq.

Fax: (213) 687-5600

9.3. Applicable Law. This Agreement and the Warrants shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and the New York Civil Practice Laws and Rules 327(b). The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4 Waiver of Trial by Jury. Each party hereto hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.

9.5. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants and, for the purposes of Sections 2.5, 6.1, 6.4, 7.4 and 9.2 hereof, Credit Suisse, Roth Capital Partners, LLC and Morgan Joseph & Co., Inc. (collectively, the “Representatives”), any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representatives shall be deemed to be third-party beneficiaries of this Agreement with respect to Sections 2.5, 6.1, 6.4, 7.4 and 9.2 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representatives with respect to Sections 2.5, 6.1, 6.4, 7.4 and 9.2 hereof), their successors and assigns and the Registered Holders of the Warrants.

9.6. Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for examination by the Registered Holder of any Warrant. Prior to such examination, the Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.7. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.8. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation hereof.

9.9. Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including, but not limited to, any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent of each of the Representatives and the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period in accordance with Sections 3.1 and 3.2 without such consent.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

HECKMANN CORPORATION

By:
Name:	Richard J. Heckmann
Title:	Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:
Name:	Herbert J. Lemmer
Title:	Vice President

[Second Amended and Restated Warrant Agreement]

Exhibit A

Private Investors

Heckmann Acquisition, LLC

Lou Holtz

Alfred E. Osborne, Jr.

Dan Quayle